Exhibit 99.1

Access National Bank Congratulates Its Clients Named Finalists for the 2018 Greater Washington Government Contractor Awards

RESTON, Va.--(BUSINESS WIRE)--November 7, 2018--Access National Bank (“Access”) extends its congratulations to clients nominated for this year’s Greater Washington Government Contractor Awards, presented by the Northern Virginia Chamber of Commerce and the Professional Services Council.

“Government contracting is an incredibly dynamic community,” Adam Nalls, SVP and Group Manager at Access National Bank, said. Nalls leads Access’s Government Contracting Segment. “We are thankful to work with these organizations on a daily basis and witness their impact on the industry.”

The 16th annual Greater Washington Government Contractor Awards recognizes the “best-in-class among the government contracting industry”.

Among those nominated for one of the four Contractor of the Year Awards (COTY) is Evans Incorporated (COTY up to $25 million in annual revenue), Invictus International Consulting (COTY up to $25 million in annual revenue), AdHoc (COTY $25-75 million in annual revenue), Atlas Research (COTY $25-75 million in annual revenue), and Attain (COTY $75-300 million in annual revenue). In addition, Attain CEO and Chairman, Greg Baroni, is nominated for Executive of the Year ($75-300 million in annual revenue).

“We are excited to see these companies receive the recognition they deserve,” said Mark Moore, President of Access. “Their success gives us the ability to leverage more on-target solutions for our government contracting segment clients. Our team looks forward to their continued success as we finish out the last quarter of 2018 and move into the new year.”

Access National Bank and its Middleburg Bank division collectively serve the needs of businesses with $1-$200 million in annual revenue, as well as high-net-worth individuals and families in Virginia and Metro Washington, D.C. Headquartered in Reston, Virginia, Access National Bank and its Middleburg Bank division are subsidiaries of Access National Corporation, which includes divisions specializing in residential mortgage lending, trust services and wealth management services. Access National Corporation trades on the NASDAQ Global Market under the symbol "ANCX." Additional information is available at AccessNationalBank.com. Member FDIC.

CONTACT:
Access National Bank
Mark D. Moore
President
703-871-2100